Exhibit 8.1

List of Principal Subsidiaries and Affiliated Entities of Quhuo Limited

Subsidiaries	Place of Incorporation

Quhuo Investment Limited	BVI

Quhuo Technology Investment (Hong Kong) Limited	Hong Kong

Quhuo (Hong Kong) Auto Limited	Hong Kong

Carnuxt Global Ltd	Cayman Islands

Quhuo International Trade (HK) Limited	Hong Kong

Beijing Quhuo Information Technology Co., Ltd.	PRC

Shanghai Quhuo Qushun Information Technology Co., Ltd.	PRC

Hainan Qushun Science & Technology Co., Ltd.	PRC

Variable interest entity (“VIE”)	Place of Incorporation

Beijing Quhuo Technology Co., Ltd.	PRC

Subsidiaries of the VIE

Shanghai Quhuo Network Technology Co., Ltd.	PRC

Ningbo Xinying Network Technology Co., Ltd.	PRC

Nantong Runda Marketing Planning Co., Ltd.	PRC

Shanghai Yijida Network Technology Co., Ltd.	PRC

Ningbo Dagong Network Technology Co., Ltd.	PRC

Jiangxi Youke Automobile Rental Service Co., Ltd.	PRC

Hainan Xinying Technology Co., Ltd.	PRC

Hainan Quhuo Technology Co., Ltd.	PRC

Haikou Chengtu Network Technology Co., Ltd	PRC

Lailai Information Technology (Shenzhen) Co., Ltd.	PRC

Hainan Quxing Holdings Co., Ltd.	PRC